Exhibit 1.01

Magnachip Semiconductor Corporation

Conflict Minerals Report

For the reporting period from January 1, 2021 to December 31, 2021

This Conflict Minerals Report (this “Report”) of Magnachip Semiconductor Corporation (including its consolidated subsidiaries, the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2021 to December 31, 2021 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers’ requirements to use certain suppliers, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed.

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

The Company’s business is currently conducted through its standard products business, which consists of the Display Solutions and Power Solutions business lines.

The Company’s Display Solutions line of products provide flat panel display solutions to major suppliers of large and small flat panel displays. These products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in mobile communications, automobiles, entertainment devices, notebook PCs, monitors and liquid crystal display (LCD), organic light emitting diodes (OLED), and micro light emitting diode (microLED) televisions. The Company’s Display Solutions products support the industry’s most advanced display technologies, such as OLEDs, low temperature polysilicons thin film transistors (LTPS TFTs), as well as high-volume display technologies such as amorphous silicon thin film transistors (a-SiTFTs). Since 2007, the Company has designed and manufactured OLED display driver integrated circuit (IC) products. The Company’s current portfolio of OLED solutions address a wide range of resolutions ranging from High Definition (HD) to Wide Quad High Definition (WQHD) for applications including smartphones, TVs, and other mobile devices.

The Company’s Power Solutions business line produces power management semiconductor products including discrete and integrated circuit solutions for power management in communications, consumer, computing, servers, automotive and industrial applications. These products include metal oxide semiconductor field effect transistors (MOSFETs), insulated-gate bipolar transistors (IGBTs), AC-DC/ DC-DC converters, LED drivers, regulators and power management integrated circuits (PMICs) for a range of devices, including televisions, smartphones, mobile phones, wearable devices, desktop PCs, notebooks, tablet PCs, other consumer electrics, automotive, and industrial applications such as power suppliers, e-bikes, photovoltaic inverters, LED lighting, and motor drives.

The Company’s operations during the Reporting Period may have at times manufactured, or contracted to manufacture, products, including the products listed above, for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”).

As required by Form SD, the Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in such products during the Reporting Period, which the Company refers to as the “Subject Minerals,” to determine whether any such Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the Subject Minerals. The results of the Company’s RCOI regarding the Subject Minerals, as well as the Company’s additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available at https://www.magnachip.com/about-us/corporate-responsibility/sustainability/conflict-mineral/. The content on, or accessible through, any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

1.	RCOI and Due Diligence Process.

The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (the “SEC”). The Company also exercised due diligence on the source of the Subject Minerals. The Company’s due diligence measures have been designed to follow the framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).

RCOI

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and components containing conflict minerals. These materials and components may, in turn, be included in the Company’s products or products manufactured by the Company. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its suppliers and outsourcing manufacturers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company worked with its suppliers and outsourcing manufacturers to identify, where possible, the smelters and countries of origin of the Subject Minerals.

During the Reporting Period, the Company worked to identify its Tier 1 suppliers and outsourcing manufacturers that it believed could potentially provide materials or components containing Subject Minerals (collectively, the “ Covered Suppliers ”) as part of its RCOI. The Company focused on its suppliers providing materials or components for products that the Company identified as containing Subject Minerals and all of its outsourcing manufacturers. During the Reporting Period, the Company asked the Covered Suppliers to complete and return the Conflict Minerals Reporting Template (“CMRT ”) that was developed by the Responsible Minerals Initiative (formerly the Conflict-Free Sourcing Initiative) (the “ RMI ”). The RMI was founded by the Responsible Business Alliance (RBA) (formerly the Electronic Industry Citizenship Coalition) and the Global e-Sustainability Initiative (GeSI) and has grown into a multi-industry initiative addressing conflict mineral issues in the supply chain. The CMRT is a widely-used standard form to collect information through the supply chain, including the names of smelters and refiners of conflict minerals. The RMI’s Responsible Minerals Assurance Process (formerly the Conflict-Free Smelter Program) (the “RMAP”) sponsors independent third-party audits of smelters and refiners of conflict minerals which determine the country of origin of minerals processed through those smelters and refiners.

Using a risk-based approach, the Company evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals.

The Company obtained representations from all of its Covered Suppliers, including completed CMRTs indicating the facilities at which the Subject Minerals were processed. Based on the information obtained pursuant to the RCOI process described above, however, the Company does not have sufficient information with respect to the Reporting Period to determine with specificity the country of origin of the Subject Minerals contained in the products. The Company’s RCOI procedures are an evolving process. See “Additional Due Diligence and Risk Mitigation” below for additional detail.

Due Diligence

The Company’s due diligence process is designed to follow the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:

Establish Strong Company Management Systems

Internal Team to Support Supply Chain Due Diligence.

The Company has an internal team, consisting of members from its supply management and legal departments, to manage conflict minerals engagement with its suppliers and outsourcing manufacturers. This team is charged with overseeing and driving conflict minerals compliance. This team also works with the Company’s other employees to provide training and guidance, receive and track responses and facilitate communication between departments with respect to compliance with the SEC’s reporting requirements regarding conflict minerals.

Internal Policy Developed to Establish Expectations of Suppliers.

The Company has adopted and published a position statement establishing the expectations of its suppliers and outsourcing manufacturers to responsibly source products on a conflict-free basis. The position statement can be found on the Company’s website at https://www.magnachip.com/about-us/corporate-responsibility/social-responsibility/ethics-and-compliances/. The Company’s position statement will be periodically reviewed and updated as needed. The Company’s internal conflict minerals team also continually evaluates its supply agreements and purchasing procedures to determine whether additional contractual or other means of implementing the Company’s policy should be adopted as described below under “Additional Due Diligence and Risk Mitigation.”

Identify and Assess Risks in the Supply Chain

The Company continues to assess its supply chain risks and work with its suppliers and outsourcing manufacturers in developing greater supply chain transparency.

Design and Implement a Strategy to Respond to Identified Risks

The Company is committed to maintaining high standards of corporate responsibility through its compliance with Form SD. As required by Form SD, the Company is reporting the findings of its RCOI and additional due diligence measures through the preparation of this Report. The Company’s internal team that manages conflict minerals engagement with the Company’s suppliers and outsourcing manufacturers also works to address any significant due diligence findings as they arise.

Carry Out Independent Third-Party Audit of Smelter’s / Refiner’s Due Diligence Practices

Where possible, the Company has relied on third party assurances and certifications. For example, the Company accepts as reliable any smelter that is a member of the RMAP (in this Report, we refer to RMAP-compliant smelters as “Members”).

Report Annually on Supply Chain Due Diligence

This Report is publicly available at https://www.magnachip.com/about-us/corporate-responsibility/sustainability/conflict-mineral/ and meets the OECD recommendation to report annually on supply chain due diligence.

2.	Due Diligence Results.

Based solely on the information obtained pursuant to the RCOI and due diligence process described above, including review of CMRTs completed by the Covered Suppliers in 2021, the Company’s Covered Suppliers reported that all of them solely used Members for the Company’s products. However, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known country of origin of the Subject Minerals because certain of the Covered Suppliers did not provide country of origin information for several smelters and refiners that those Covered Suppliers identified as being Members. Therefore, the Company is not able to determine that the Subject Minerals in the Company’s products came from recycled or scrap sources or did not come from the Covered Countries.

Any Covered Supplier’s failure to identify a specific facility/smelter and/or country of origin with respect to the Company’s products at any point in its supply chain will drive an equivalent response for the Company and, therefore, the Company is unable to report a complete list of facilities/smelters and/or countries of origin for the Subject Minerals at this time. The Company has, however, included in this Report a list of facilities that may have been used to process the Subject Minerals in the Company’s products as reported by the Covered Suppliers in their completed CMRTs, as noted in “Facilities Used to Process Subject Minerals and Country of Origin” below.

The Company expects to continue to implement and refine its conflict minerals program to improve its supply chain transparency by seeking more accurate and more complete information from its suppliers and outsourcing manufacturers. See “Additional Due Diligence and Risk Mitigation” below for additional detail.

3.	Additional Due Diligence and Risk Mitigation.

The Company expects to take the following steps, among others, to improve its RCOI process and due diligence measures:

Additional Terms and Conditions / Supplier Code of Conduct

Within the Company’s supplier relationships, the Company seeks to manage its sourcing processes ethically, and to hold the Company, its suppliers, and its outsourcing manufacturers to high standards of behavior. This means that the Company is committed to working with its suppliers and outsourcing manufacturers to encourage responsible practices throughout the supply network. The Company continually works to strengthen its commitment to the responsible sourcing of conflict minerals, including by using the Company’s purchasing power and relationships to influence its suppliers and outsourcing manufacturers, and evaluating the use of specific terms and conditions in certain supply agreements and purchase orders. For example, the Company includes in its purchase order form a request that the supplier declare that all products supplied to the Company do not contain Subject Minerals that originate from the Covered Countries and that the supplier does not use smelters that have not been validated to be conflict free. The Company has also required certifications from its suppliers and outsourcing manufacturers that they will adhere to the Company’s conflict minerals policy and assist in its reporting requirements. The Company expects to continue to refine, develop and implement specific terms, conditions and expectations with its suppliers and outsourcing manufacturers that require, among other matters, that no materials or components supplied or manufactured on behalf of the Company contain any conflict minerals that directly or indirectly finance any armed group that has been identified as a perpetrator of human rights abuses.

Continuous Improvement of Supply Chain Due Diligence

The Company continually seeks to improve its supply chain due diligence efforts. Such measures may include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to transparency of supplier sourcing of conflict minerals;

•	increasing the detail and transparency of responses received in the RCOI and due diligence process, including by continuing to request that suppliers provide CMRTs twice a year.

•	continuing to compare RCOI and due diligence results to information collected via independent conflict free smelter validation programs such as the RMAP; and

•

contacting suppliers and outsourcing manufacturers regarding smelters identified as a result of the RCOI and due diligence process and request their participation in obtaining a “conflict free” designation from an industry program such as the RMAP.

4.	Facilities Used to Process Subject Minerals and Country of Origin.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known country of origin of the Subject Minerals, or whether the Subject Minerals in its products are from recycled or scrap sources, for the reasons described above under “Due Diligence Results.” Based on the information provided by the Covered Suppliers in their completed CMRTs, however, the Company believes that facilities that may have been used to process the Subject Minerals in the Company’s products during the Reporting Period include the following smelters and refiners.

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold Gold	Aida Chemical Industries Co., Ltd. Argor-Heraeus S.A.	Japan Switzerland

Gold	Asahi Pretec Corp.	Japan

Gold	Dowa	Japan

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	LS-NIKKO Copper Inc.	Korea, Republic of

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Mitsubishi Materials Corporation	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

Tantalum	Exotech Inc.	United States of America

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	Metallurgical Products India Pvt., Ltd.	India

Tantalum	NPM Silmet AS	Estonia

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China

Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Tantalum	D Block Metals, LLC	United States of America

Tantalum	FIR Metals & Resource Ltd.	China

Tantalum	TANIOBIS Co., Ltd.	Thailand

Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany

Tantalum	H.C. Starck Hermsdorf GmbH	Germany

Tantalum	H.C. Starck Inc.	United States of America

Tantalum	TANIOBIS Japan Co., Ltd.	Japan

Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany

Tantalum	Global Advanced Metals Boyertown	United States of America

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	Jiangxi Tuohong New Raw Material	China

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

Tin	Alpha	United States of America

Tin	Dowa	Japan

Tin	Fenix Metals	Poland

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	China Tin Group Co., Ltd.	China

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Metallic Resources, Inc.	United States of America

Tin	Mineracao Taboca S.A.	Brazil

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	Jiangxi New Nanshan Technology Ltd.	China

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Timah Tbk Kundur	Indonesia

Tin	PT Timah Tbk Mentok	Indonesia

Tin	Rui Da Hung	Taiwan, Province of China

Tin	Thaisarco	Thailand

Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Tin Company Limited	China

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Metallo Belgium N.V.	Belgium

Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam

Tin	PT Menara Cipta Mulia	Indonesia

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China

Tin	Tin Technology & Refining	United States of America

Tin	Ma’anshan Weitai Tin Co., Ltd.	China

Tungsten	A.L.M.T. Corp.	Japan

Tungsten	Kennametal Huntsville	United States of America

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Global Tungsten & Powders Corp.	United States of America

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	H.C. Starck Tungsten GmbH	Germany

Tungsten	Masan High-Tech Materials	Vietnam

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China